Exhibit 10.2

November 29, 2012

MANAGEMENT AGREEMENT

among

ICON DE INTERMEDIATE HOLDINGS LLC,

ICON BRAND HOLDINGS LLC,

ICON DE HOLDINGS LLC,

ICON NY HOLDINGS LLC,

ICONIX BRAND GROUP, INC.,

as Manager and in its individual capacity,

and

CITIBANK, N.A.,

as Trustee

-i-

EXHIBITS

EXHIBIT A	—	JOINDER AGREEMENT
EXHIBIT B	—	POWER OF ATTORNEY

-ii-

MANAGEMENT AGREEMENT

This MANAGEMENT AGREEMENT, dated as November 29, 2012 (this “Agreement”), is entered into by and among Icon DE Intermediate Holdings LLC, a Delaware limited liability company (“Brand Holdings I”), Icon Brand Holdings LLC, a Delaware limited liability company (“Brand Holdings II”), Icon DE Holdings LLC, a Delaware limited liability company (“IP Holder I”), Icon NY Holdings LLC, a Delaware limited liability company (“IP Holder II”, and together with Brand Holdings I, Brand Holdings II and IP Holder I, the “Co-Issuers”), Iconix Brand Group, Inc., a Delaware corporation (“Iconix” or the “Manager”), Citibank, N.A., a national banking association, as trustee (the “Trustee”), and any other Securitization Entity that becomes party to this Agreement by execution of a joinder substantially in the form attached hereto as Exhibit A. For all purposes of this Agreement, capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed thereto in Annex A to the Base Indenture (as defined below).

RECITALS

WHEREAS, the Co-Issuers have entered into the Base Indenture (the “Base Indenture”), dated as of the date of this Agreement, with Citibank, N.A., as trustee and securities intermediary, pursuant to which the Co-Issuers shall issue series of notes (the “Notes”) from time to time, on the terms described therein. Pursuant to the Base Indenture and the G&C Agreements, as security for the indebtedness represented by the Notes and the other Obligations, the Securitization Entities are and will be granting to the Trustee on behalf of the Secured Parties, a security interest in the Collateral;

WHEREAS, each of the Securitization Entities desires to have the Manager enforce, or otherwise assist each Securitization Entity in enforcing, its rights and powers and perform, or otherwise assist each Securitization Entity in performing, its duties and obligations under the Managed Documents to which it is party in accordance with the Management Standard;

WHEREAS, each of the Securitization Entities desires to have the Manager enter into certain agreements and acquire, manage and dispose of certain assets from time to time on its behalf, in each case in accordance with the Management Standard;

WHEREAS, each of IP Holder I, IP Holder II and any Additional IP Holder joining this Agreement (each an “IP Holder” and together, the “IP Holders”) desire to respectively appoint the Manager as its agent for providing comprehensive intellectual property development, enforcement, maintenance, protection, defense, management, licensing, contract administration and other duties or services in connection with the Securitized IP Assets in accordance with the Management Standard;

WHEREAS, each of the Securitization Entities desires that the Manager and its affiliates provide, and the Manager and its affiliates wish to provide to the Securitization Entities, certain business and additional services related to the Securitized Assets (defined below);

WHEREAS, the Manager has agreed to exercise the rights and powers granted hereunder and to perform its management obligations and duties hereunder, all in accordance with the Management Standard; and

WHEREAS, each of the Securitization Entities desires to enter into this Agreement to provide for, among other things, the management of the respective rights and powers and the performance of the respective duties and obligations of the Securitization Entities, as applicable, under or in connection with the Related Documents, each of the assets contributed pursuant to the Contribution Agreements, each License Agreement entered into or amended after the Closing Date and any other assets acquired by the Securitization Entities from time to time (the “Securitized Assets”), by the Manager, all in accordance with the Management Standard.

NOW THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. Capitalized terms used herein but not otherwise defined herein or in Annex A to the Base Indenture shall have the following meanings:

“Additional Services” means the following services and actions taken on behalf of and in the name of the applicable Securitization Entity:

(a) calculating and compiling information required in connection with any report to be delivered pursuant to any Related Document (other than the Back-Up Management Agreement);

(b) preparing and filing of all tax returns and tax reports required to be prepared by any Securitization Entity;

(c) performing the duties and obligations of the Securitization Entities pursuant to the Related Documents;

(d) ensuring material compliance by the Securitization Entities with applicable laws and regulation;

(e) performing the obligations of the Securitization Entities under the Managed Documents, including entering into new Managed Documents from time to time;

(f) enforcing and providing legal services with respect to the Securitized Assets;

(g) providing accounting and financial reporting services;

(h) on behalf of and in the name of the Securitization Entities, performing such functions and duties, and preparing and filing such documents, as are required under the Indenture or the G&C Agreements to be performed, prepared and/or filed by the Securitization Entities, including:

(i) causing the IP Holders to execute and record such financing statements (including continuation statements) or amendments thereof or supplements thereto or such other instruments as the Trustee (at the direction of the Control Party), the Control Party and the Securitization Entities together may from time to time reasonably request in connection with the security interests in the Securitized IP Assets granted by the IP Holders to the Trustee; provided that such requests are consistent with the standards and obligations set forth in the Base Indenture; and

(ii) causing the IP Holders to execute grants of security interests or any similar instruments as the Trustee (at the direction of the Control Party), the Control Party and the Securitization Entities together may from time to time reasonably request; provided that such requests are consistent with the standards and obligations set forth in the Base Indenture that are intended to evidence such security interests in the Securitized IP Assets and recording such grants or other instruments with the relevant authority including the PTO, the U.S. Copyright Office or any applicable foreign intellectual property office as may be agreed upon by the parties to such agreements; and

(i) any and all additional services that the Manager deems necessary or convenient in connection with the foregoing.

“Agreement” has the meaning set forth in the preamble hereto.

“Base Indenture” has the meaning set forth in the recitals hereto.

“Business Services” means the following services and actions taken on behalf of and in the name of the applicable Securitization Entity:

(a) enforcing, and/or assisting in the enforcement of, IP Holder I’s, IP Holder II’s and any Additional IP Holder’s legal title in and to the Securitized IP Assets and exercising, or assisting with the exercise of, IP Holder I’s, IP Holder II’s, and any Additional IP Holder’s rights, and performing, or assisting with the performance of, IP Holder I’s, IP Holder II’s, and any Additional IP Holder’s obligations, under each Securitized License Agreement, including ensuring that any use of the Securitized IP Assets satisfies the quality control provisions of such Securitized License Agreement and is in compliance with all applicable laws;

(b) collecting License Payments payable under the Securitized License Agreements and otherwise enforcing the Securitized License Agreements;

(c) collecting distributions declared by the Joint Ventures;

(d) taking such actions on behalf of the IP Holders as an IP Holder may reasonably request or as the Manager may reasonably recommend that are expressly required by the terms, provisions and purposes of the Securitized License Agreements;

(e) preparing for execution by the IP Holders or any other appropriate Person all documents, certificates and other filings as the IP Holders shall be required to prepare and/or file under the terms of the Securitized License Agreements;

(f) securing, preparing and negotiating New License Agreements and securing, preparing and negotiating any renewals of Existing License Agreements;

(g) providing all information, notices and documentation required to be delivered by any Securitization Entity as the member of a Joint Venture;

(h) exercising all voting rights held by any Securitization Entity under a Joint Venture Agreement;

(i) managing the assets of each Joint Venture, on behalf of the applicable Securitization Entity, as a member of such Joint Venture, or as administrative manager thereof;

(j) enforcing the terms of the Joint Venture Agreements;

(k) establishing and/or providing quality control services and standards and monitoring industry conditions;

(l) identifying and soliciting third parties with interest in potentially entering into licensing arrangements;

(m) formulating and implementing growth and business strategies and causing the IP Holders to enter into or renew License Agreements;

(n) approving designs for the licensed products proposed by the Licensees under the Securitized License Agreements;

(o) providing trend direction to the Licensees with respect to the Securitized Brands;

(p) crafting and developing advertisements, engaging spokespersons, arranging advertising and promotional events, securing product placements, and other value enhancement services;

(q) providing personnel necessary or desirable for each Securitization Entity’s business;

(r) supporting the development of new products; and

(s) performing the obligations and enforcing the rights of each IP Holder as a licensee under the International Sublicenses to which it is a party.

“Cold Back-Up Management Duties” has the meaning set forth in the Back-Up Management Agreement.

“Confidential Information” means information (including Know-How) treated as confidential and proprietary by its owner that is disclosed by a party hereto (“Discloser”), either directly or indirectly, in writing or orally, to another party hereto (“Recipient”).

“Current Practices” means, in respect of any action or inaction, the practices, standards and procedures of Iconix and its Subsidiaries as performed or that have been performed immediately prior to the Closing Date.

“Discloser” has the meaning ascribed to such term in the definition of “Confidential Information.”

“Disentanglement” has the meaning set forth in Section 6.2(a) hereof.

“Disentanglement Period” has the meaning set forth in Section 6.2(c) hereof.

“Disentanglement Services” has the meaning set forth in Section 6.2(a) hereof.

“Environmental Laws” has the meaning given to such term in Section 4.1(m)(i) hereof.

“Hot Back-Up Management Duties” has the meaning set forth in the Back-Up Management Agreement.

“Iconix” has the meaning set forth in the preamble hereto.

“Indemnitee” has the meaning set forth in Section 2.8 hereof.

“Independent Accountants” has the meaning set forth in Section 3.2 hereof.

“IP Services” means the following services and actions taken on behalf of and in the name of the applicable Securitization Entity:

(a) maintaining and/or assisting with the enforcement and defense of the IP Holders’ rights in and to the Securitized IP Assets, including, but not limited to, diligently prosecuting Trademark applications and maintaining Trademark registrations, timely filing statements of use, applications for renewal and affidavits of use and/or incontestability and paying all fees required by applicable law; searching and clearing the trademarks included in the Additional Securitized IP Assets; responding to third-party oppositions of Trademark applications or registrations; responding to any office action or other examiner requests; conducting searches, monitoring and taking appropriate actions to oppose or contest any applications or registrations for Trademarks that are likely to cause confusion with or to dilute, or otherwise violate any IP Holder’s rights in or to, the Securitized Trademarks;

(b) applying for registration of copyrights and timely filing maintenance and registration fees;

(c) diligently prosecuting applications (including, but not limited to, divisionals, continuation-in-parts, provisionals, and reissues) and maintaining any patents, including, but not limited to, timely paying all maintenance and registration fees required by applicable law and responding to office actions, requests for reexamination, interferences and any other patent office requests or requirements;

(d) maintaining registrations for all domain names included in the Securitized IP Assets;

(e) in the event that the Manager becomes aware of any imitation, infringement, dilution, misappropriation and/or unauthorized use of the Securitized IP Assets, or any portion thereof, taking reasonable actions to protect, police and enforce such Securitized IP Assets, including, as appropriate, on behalf of and in the name of the applicable IP Holder, (i) preparing, issuing and responding to and further prosecuting cease and desist, demand and notice letters and requests for a license; and (ii) assist with commencing, prosecuting and/or resolving a claim or suit against such imitation, infringement, dilution, misappropriation and/or the unauthorized use of the Securitized IP Asset, and seeking all appropriate monetary and equitable remedies in connection therewith; and

(f) paying or arranging for payment or discharge of taxes and Liens levied on or threatened against the Securitized IP Assets.

“Managed Document” means any contract, agreement, arrangement or understanding evidencing or relating to any of the Securitized Assets, including, without limitation, the Securitized License Agreements and the Contribution Agreements.

“Management Fee” means for each Monthly Allocation Date within a Quarterly Collection Period, an amount, equal to 22.5% of the aggregate amount of Retained Collections received by any Securitization Party and deposited into any Concentration Account or the Collection Account during the immediately preceding calendar month.

“Management Standard” means (i) using the same degree of care, skill, prudence and diligence and the Current Practices or, to the extent of changed circumstances or practices, consistent with the standards the Manager would implement or observe if the Securitized Assets were owned by the Manager, with the objective of maximizing long-term net cash flow from exploitation of the Securitized IP Assets and (ii) in a manner that does not discriminate in any material respect against the Securitized Assets in favor of other assets that the Manager or any of its Affiliates manages, services and markets and otherwise in its good faith business judgment.

“Manager Termination Event” has the meaning set forth in Section 6.1(a) hereof.

“Notes” has the meaning set forth in the recitals hereto.

“Power of Attorney” means the authority granted by Brand Holdings I, Brand Holdings II, IP Holder I, IP Holder II and any Additional IP Holder to the Manager pursuant to a Power of Attorney in substantially the form set forth as Exhibit B hereto.

“Recipient” has the meaning ascribed to such term in the definition of “Confidential Information.”

“Securitized Assets” has the meaning set forth in the recitals hereto.

“Services” means collectively, the Business Services, the IP Services and the Additional Services.

“Significant Subsidiary” means any Subsidiary of Iconix (i) in which Iconix owns a greater than 75% ownership interest; (ii) that Iconix consolidates in its financial statements and that has $100 million or more of Indebtedness; or (iii) whose Indebtedness is otherwise full recourse to Iconix.

“Subsidiary Debt” means Indebtedness of a Significant Subsidiary other than Indebtedness owed to Iconix or its Affiliates.

“Successor Manager” means any successor to the Manager selected by the Control Party (at the direction of the Controlling Class Representative) upon the resignation or removal of the Manager pursuant to the terms of this Agreement.

“Transition Plan” has the meaning set forth in the Back-Up Management Agreement.

“Trustee” has the meaning set forth in the preamble hereto.

“Trustee Indemnitee” has the meaning set forth in Section 2.8(b) hereof.

“Warm Back-Up Management Duties” has the meaning set forth in the Back-Up Management Agreement.

Section 1.2 Other Defined Terms.

(a) Each term defined in the singular form in Section 1.1 or elsewhere in this Agreement shall mean the plural thereof when the plural form of such term is used in this Agreement and each term defined in the plural form in Section 1.1 shall mean the singular thereof when the singular form of such term is used herein.

(b) The words “hereof,” “herein,” “hereunder” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection, schedule and exhibit references herein are references to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified.

Section 1.3 Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article IX.

Section 1.4 Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”

Section 1.5 Interpretation of Manager’s Rights. The parties acknowledge and agree that (1) the Securitized IP Assets are only licensed hereunder to the Manager on a limited basis pursuant to the last sentence of Section 2.1 and not assigned to the Manager, (2) the IP Holders retain all rights of ownership in and to the Securitized IP Assets and (3) all decisions concerning the quality of the goods and services offered under any Securitized IP Assets shall be determined in the sole discretion of the applicable IP Holder and communicated to the Manager, who shall comply with such instructions.

ARTICLE II

Administration and Management of Securitized Assets

Section 2.1 Iconix to Act as the Manager.

(a) Engagement of the Manager. The Securitization Entities hereby engage and authorize the Manager and the Manager hereby accepts such engagement to perform the Services in accordance with the terms of this Agreement and, except as otherwise provided herein, the Management Standard. With respect to the IP Services, the Manager shall perform the IP Services in accordance with the Management Standard unless any applicable IP Holder determines, in its sole discretion, that additional or alternative action is necessary or desirable in furtherance of the protection of the Securitized IP Assets, in which case the Manager shall perform such IP Services and additional related services as are reasonably requested by such IP Holder. The Manager, on behalf of the Securitization Entities, shall have full power and authority, acting alone and subject only to the Management Standard and the specific requirements and prohibitions of this Agreement, the Indenture and the other Related Documents, to do and take any and all actions, or to refrain from taking any such actions, and to do any and all things in connection with performing the Services that the Manager may deem necessary or desirable; provided that all decisions concerning the quality of the goods and services offered under any Securitized IP Assets shall be determined in the sole discretion of the applicable IP Holder and communicated to the Manager, who shall comply with such instructions. Without limiting the generality of the foregoing, but subject to the provisions of this Agreement, the Indenture and the other Related Documents, including, without limitation, Section 2.9, the Manager, in connection with performing the Services, is hereby authorized and empowered to execute and deliver, in the Manager’s own name (in its capacity as Manager) or in the name of any Securitization Entity, on behalf of any Securitization Entity or the Trustee, as the case may be, any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Securitized Assets. To the extent required to perform the Services, and only to the extent necessary, the IP Holders hereby grant the Manager and, to the extent delegation is permitted hereunder, its Subsidiaries, a non-exclusive non-assignable or transferable right and license to use the Securitized IP Assets to perform the Services.

(b) Delegation of Duties. The Manager may delegate and perform its duties under this Agreement to a Subsidiary who is not a Securitization Entity without obtaining consent so long as such Subsidiary (A) has demonstrated an ability to professionally and competently perform duties similar to those imposed on the Manager under this Agreement, (B) is legally qualified and has the capacity to act as Manager under this Agreement and (C) immediately after such delegation, utilizes personnel performing the duties required thereunder who are the same individuals who would have performed such duties had the delegation not occurred. No delegation of duties by the Manager shall relieve it from any liability hereunder.

(c) Actions to Perfect Security Interests. Subject to the terms of the Base Indenture and any applicable Series Supplement, the Manager shall take those actions that are required under the Related Documents to maintain continuous perfection and priority (subject to Permitted Liens) of any Securitization Entity’s and the Trustee’s respective interests in the Collateral. Without limiting the foregoing, the Manager shall file or cause to be filed the financing statements on Form UCC-1 (or the PPSA, as the case may be), and assignments and/or amendments of financing statements on Form UCC-3 (or the PPSA, as the case may be), and other filings required to be filed in connection with the Contribution Agreements, the Securitized License Agreements, the Securitized IP Assets, the Base Indenture, the other Related Documents and the transactions contemplated thereby.

(d) Ownership of Iconix’s IP. All Securitized IP Assets, including all Additional Securitized IP Assets, shall be owned exclusively by the IP Holders in accordance with Section 5.2(a)(i). The Manager does hereby irrevocably assign and transfer to IP Holder I and IP Holder II all right, title and interest in and to any Initial Securitized IP Assets that the Manager has acquired or developed, and does hereby and irrevocably assign and transfer to the applicable IP Holder all right title and interest in and to any Securitized IP Assets that the Manager may acquire or develop, in each case, including all appurtenant goodwill and choses in action, and will take all appropriate measures to record any such assignments, at the Manager’s sole cost and expense. The Manager expressly agrees that, to the fullest extent allowed by law, copyrighted works included in any such Securitized IP Assets shall be deemed to be “works made for hire” as that term is defined in Section 101 of the United States Copyright Act, as amended and if not deemed as such shall be assigned under the other provisions of this section. All use of the Securitized IP Assets hereunder, and any goodwill that may arise from the provision of the Services by the Manager, shall inure solely to the benefit of the applicable IP Holder.

(e) Grant of Power of Attorney. In order to provide the Manager with the authority to perform and execute its duties and obligations as set forth herein, Brand Holdings I, Brand Holdings II, IP Holder I, IP Holder II and any Additional IP Holder hereby agree to execute, upon request of the Manager, a Power of Attorney, which Powers of Attorney shall terminate in the event that the Manager’s rights under this Agreement are terminated as provided herein.

(f) Manager Insurance. The Manager agrees to maintain adequate insurance in accordance with industry standards and consistent with the type and amount maintained by the Manager on the Closing Date. Such insurance will cover each of the Securitization Entities, as an additional insured or loss payee, to the extent that such Securitization Entity has an insurable interest therein.

(g) Collection of Payments; Remittances; Collection Account. The Manager shall cause the collection of all amounts owing under the terms and provisions of each Managed Document in accordance with the Management Standard.

(h) Collections. The Manager shall use commercially reasonable efforts to cause all Collections due and to become due to any Securitization Entity to be deposited into a Concentration Account or the Collection Account, as the case may be, in accordance with Section 5.10 of the Base Indenture.

(i) Deposit of Misdirected Funds; No Commingling; Misdirected Payments. The Manager shall promptly deposit into any Concentration Account, as determined by the Manager, by the third Business Day immediately following actual knowledge of the receipt thereof by the Manager or any of its Affiliates and in the form received or in cash, all payments received by the Manager or any of its Affiliates in respect of the Securitized Assets incorrectly sent to the Manager or any of its Affiliates. The Manager shall not commingle with its own assets and shall keep separate, segregated and appropriately marked and identified all Securitized Assets and any other property comprising any part of the Collateral, and for such time, if any, as such Securitized Assets or such other property are in the possession or control of the Manager to the extent such Securitized Assets or such other property is Collateral, the Manager shall hold the same in trust for the benefit of the Trustee and the Secured Parties (or, following termination of the Indenture, the applicable Securitization Entity). Additionally, the Manager shall notify the Trustee in writing of any amounts incorrectly deposited into the Collection Account, and arrange for the prompt remittance by the Trustee of such funds from the Collection Account to the Manager. The Trustee shall have no obligation to verify any information provided to it by the Manager hereunder and shall remit such funds to the Manager based solely on the notification it receives from the Manager.

(j) Other Amounts Received. The Manager shall cause all amounts received, other than Collections, to be deposited directly into an account maintained by Iconix or an Iconix Entity (other than the Securitization Entities) and not subject to the Lien of the Trustee pursuant to the Related Documents.

Section 2.2 Certain Amendments to Documents Governing Securitized Assets. Except with the prior written consent of the Control Party, the Manager shall not (a) take any action (or omit to take any action) or permit any such action or inaction with respect to the Securitized Assets or (b) permit the termination, amendment or waiver of any provision of any document governing the Securitized Assets, other than in accordance with the Management Standard; provided, however, that this Section 2.10 shall not permit the termination, amendment or waiver of, any provision of any Related Document other than in accordance with the terms of such Related Document.

Section 2.3 Concentration Accounts.

(a) The Manager shall maintain the Concentration Accounts, deposit funds therein and withdraw funds therefrom in accordance with the terms of the Indenture.

(b) In the event Iconix has deposited cash collateral as security for its obligations under any Iconix Letter of Credit Agreement into a bank account maintained in the name of Brand Holdings II, (i) if Iconix fails to make any payment to the Co-Issuers when due under such Iconix Letter of Credit Agreement, the Manager will withdraw the amount of such delinquent payment from such bank account within one Business Day of the due date of such payment under the Iconix Letter of Credit Agreement and deposit such amount into the Collection Account, and (ii) if the amount on deposit in such account exceeds an amount equal to 105% of the aggregate exposure under all outstanding Iconix Letters of Credit, the Manager will, within five Business Days after obtaining Actual Knowledge of such excess, withdraw the amount of such excess from such account and pay such excess to Iconix.

Section 2.4 Records. The Manager shall retain all data (including, without limitation, computerized records) relating directly to, or maintained in connection with, the servicing of the Securitized Assets at its address indicated in Section 8.6 of the Base Indenture (or at an off-site storage facility reasonably acceptable to Brand Holdings II and the Control Party) or, upon 30 days’ notice to Brand Holdings II, the Servicer, the Back-Up Manager, Brand Holdings I, IP Holder I, IP Holder II and any Additional IP Holder, the Rating Agencies, the Control Party, the Controlling Class Representative and the Trustee, at such other place where the servicing office of the Manager is located, and shall give the Servicer, the Back-Up Manager, the Control Party, the Controlling Class Representative and the Trustee or any Person appointed by any of them access to all such data in accordance with the terms and conditions set forth in Section 8.6 of the Base Indenture; provided, however, that the Trustee shall not be obligated to verify, recalculate or review any such data. If the rights of the Manager shall have been terminated in accordance with Section 6.1 or the Manager shall have resigned pursuant to Section 4.4(b), the Manager shall, upon demand of the Trustee (based upon the written direction of the Control Party), in the case of a termination pursuant to Section 6.1 or a resignation pursuant to Section 4.4(b), deliver to the demanding party or its designee all data in its possession or under its control (including, without limitation, computerized records) necessary for the servicing of the Securitized Assets; provided, however, that the Manager may retain a single set of copies of any books and records that the Manager reasonably believes will be required by it for the purpose of performing any of the Manager’s accounting, public reporting or other administrative functions that are performed in the ordinary course of the Manager’s business; and provided, further, that the Manager shall have access, during normal business hours and upon reasonable notice, to all books and records that the Manager reasonably believes would be necessary or desirable for the Manager in connection with the preparation of any tax or other governmental reports and filings and other uses; and provided, further, that if Brand Holdings II or the Trustee shall desire to dispose of any of such books and records at any time within five years of the Manager’s termination, Brand Holdings II shall, prior to such disposition, give the Manager a reasonable opportunity, at the Manager’s expense, to segregate and remove such books and records as the Manager may select. The provisions of this Section 2.4 shall not require the Manager to transfer any proprietary material or computer programs unrelated to the servicing of the Securitized Assets.

Section 2.5 Administrative Duties of Manager.

(a) Duties with Respect to the Related Documents. The Manager shall perform its duties and the duties of each applicable Securitization Entity under the Related Documents except for those duties that are required to be performed by the equityholders or the managers of a limited liability company or the stockholders or directors of a corporation pursuant to applicable law. In furtherance of the foregoing, the Manager shall consult the managers or the directors, as the case may be, of the Securitization Entities as the Manager deems appropriate regarding the duties of the Securitization Entities under the Related Documents. The Manager shall monitor the performance of the Securitization Entities and, promptly upon obtaining knowledge thereof, shall advise the applicable Securitization Entity when action is necessary to comply with such Securitization Entity’s duties under the Related Documents. The Manager shall prepare for execution by the Securitization Entities or shall cause the preparation by other appropriate Persons of all documents, reports, filings, instruments, certificates, notices and opinions as it shall be the duty of the Securitization Entities to prepare, file or deliver pursuant to the Related Documents.

(b) Duties with Respect to the Securitization Entities. In addition to the duties of the Manager set forth in this Agreement or any of the other Related Documents, the Manager, in accordance with the Management Standard, shall perform such calculations and shall prepare for execution by the Securitization Entities or shall cause the preparation by other appropriate Persons of all documents, reports, filings, instruments, certificates, notices and opinions as it shall be the duty of the Securitization Entities to prepare, file or deliver pursuant to securities laws. Pursuant to the directions of the Securitization Entities and in accordance with the Management Standard, the Manager shall administer, perform or supervise the performance of such other activities in connection with the Securitization Entities as are not covered by any of the foregoing provisions and as are expressly requested by any Securitization Entity and are reasonably within the capability of the Manager.

(c) Records. The Manager shall maintain, at its sole cost and expense, appropriate books of account and records relating to the Services performed under this Agreement. Such books of account and records shall be accessible for inspection by the Trustee, the Securitization Entities, the Servicer, the Back-Up Manager, the Control Party, and the Controlling Class Representative or any Person appointed by any of them during normal business hours and upon reasonable notice.

(d) Election of Controlling Class Representative. Pursuant to Section 11.1(d) of the Base Indenture, if the CCR Election Period results in a tie, the Manager shall select the Controlling Class Representative from among the candidates with the highest votes and shall direct the Trustee to appoint such CCR Candidate as the Controlling Class Representative.

Section 2.6 No Offset. The obligations of the Manager under this Agreement shall not be subject to, and the Manager hereby waives, any defense, counterclaim or right of offset which the Manager has or may have against the Securitization Entities, whether in respect of this Agreement, any other Related Document, any document governing any Securitized Asset or otherwise.

Section 2.7 Compensation. As compensation for the performance of its obligations under this Agreement, the Manager shall be entitled to receive arm’s-length fees out of funds available therefore in accordance with the Priority of Payments, as follows:

(a) On each Monthly Allocation Date, payable in arrears, an amount equal to the Monthly Management Fee; and

(b) On each Monthly Allocation Date, the Supplemental Management Fee, if any.

Section 2.8 Indemnification.

(a) The Manager agrees to indemnify and hold each Securitization Entity, the Servicer, both in its capacity as Servicer and as Control Party, and the Trustee, and their respective officers, directors, employees and agents (each an “Indemnitee”) harmless against all claims, losses, penalties, fines, forfeitures, legal fees and related costs and judgments and other costs, fees and reasonable expenses that any of them may incur as a result of (i) the failure of the Manager to perform its obligations under this Agreement, (ii) the breach by the Manager of any representation, warranty or covenant under this Agreement or (iii) the Manager’s negligence, bad faith or willful misconduct.

(b) Any Indemnitee that proposes to assert the right to be indemnified under Section 2.8 will promptly, after receipt of notice of the commencement of any action, suit or proceeding against such party in respect of which a claim is to be made against the Manager under this Section 2.8, notify the Manager of the commencement of such action, suit or proceeding, enclosing a copy of all papers served. In the event that any action, suit or proceeding shall be brought against any Indemnitee (other than the Trustee and its officers, directors, employees and agents), such Indemnitee shall notify the Manager of the commencement thereof and the Manager shall be entitled to participate in, and to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnitee, and after notice from the Manager to such Indemnitee of its election to assume the defense thereof, the Manager shall not be liable to such Indemnitee for any legal expenses subsequently incurred by such Indemnitee in connection with the defense thereof; provided that the Manager shall not enter into any settlement with respect to any claim or proceeding unless such settlement includes a release of such Indemnitee from all liability on claims that are the subject matter of such settlement; and provided further that the Indemnitee shall have the right to employ its own counsel in any such action the defense of which is assumed by the Manager in accordance with this Section 2.8, but the fees and expenses of such counsel shall be at the expense of such Indemnitee unless the employment of counsel by such Indemnitee has been specifically authorized by the Manager, or unless the Manager is advised in writing by counsel that joint representation would give rise to a conflict between the Indemnitee’s position and the position of the Manager and its Affiliates in respect of the defense of the claim. In the event that any action, suit or proceeding shall be brought against the Trustee or any of its officers, directors, employees or agents (each, a “Trustee Indemnitee”), it shall notify the Manager of the commencement thereof and the Trustee Indemnitee shall have the right to employ its own counsel in any such action at the expense of the Manager. No Indemnitee shall settle or compromise any claim covered pursuant to this Section 2.8 without the prior written consent of the Manager, which shall not be unreasonably withheld, conditioned or delayed. The provisions of this Section 2.8 shall survive the termination of this Agreement or the earlier resignation or removal of any party hereto.

Section 2.9 Nonpetition Covenant. The Manager shall not, prior to the date that is one year and one day after the payment in full of the Outstanding Principal Amount of the Notes of any Series, petition or otherwise invoke the process of any court or governmental authority for the purpose of commencing or sustaining a case against any Securitization Entity under any insolvency law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of any Securitization Entity or any substantial part of its property, or ordering the winding up or liquidation of the affairs of any Securitization Entity.

Section 2.10 Certain Amendments to Documents Governing Securitized Assets. Except with the prior written consent of the Control Party, the Manager shall not (a) take any action (or omit to take any action) (or permit any such action or inaction) with respect to the Securitized Assets or (b) permit the termination, amendment or waiver of any provision of any document governing the Securitized Assets, other than in accordance with the Management Standard; provided, however, that this Section 2.10 shall not permit the termination, amendment or waiver of, any provision of any Related Document other than in accordance with the terms of such Related Document.

ARTICLE III

Statements and Reports

Section 3.1 Reporting by the Manager.

(a) Reports Required Pursuant to the Indenture. The Manager, on behalf of Brand Holdings II, will furnish, or cause to be furnished, to the Trustee, the Servicer, the Back-Up Manager and each Paying Agent, as applicable, all reports required to be delivered by any Securitization Entity to such Persons pursuant to Section 4.1 of the Base Indenture.

(b) Instructions as to Withdrawals and Payments. The Manager, on behalf of Brand Holdings II, will furnish, or cause to be furnished, to the Trustee or the Paying Agent, as applicable, written instructions to make withdrawals and payments from the Collection Account and any other Base Indenture Accounts or any Series Account, as contemplated herein, in the Base Indenture or in any Series Supplement. The Trustee and the Paying Agent shall follow any such written instructions in accordance with the terms and conditions of the Base Indenture and any applicable Series Supplement.

Section 3.2 Appointment of Independent Accountant. Brand Holdings II shall appoint a firm of independent public accountants of recognized national reputation to serve as the independent accountants (“Independent Accountants”) for purposes of preparing and delivering the reports required by Section 3.3. It is hereby acknowledged that the accounting firm of BDO USA, LLP is acceptable for purposes of serving as Independent Accountants. Brand Holdings II may not remove the Independent Accountants without first giving 30 days’ prior written notice to the Independent Accountants, with a copy of such notice also given concurrently to the Trustee, the Rating Agencies, the Servicer, the Back-Up Manager and the Manager. Upon any resignation by such firm or removal of such firm, Brand Holdings II shall promptly appoint a successor thereto that shall also be a firm of independent public accountants of recognized national reputation to serve as the Independent Accountants hereunder. If Brand Holdings II shall fail to appoint a successor firm of Independent Accountants which has resigned or been removed within 30 days after the effective date of such resignation or removal, the Control Party shall promptly appoint a successor firm of independent public accountants of recognized national reputation that is reasonably satisfactory to the Manager to serve as the Independent Accountants hereunder. The fees of any Independent Accountants shall be payable by Brand Holdings II.

Section 3.3 Annual Accountants’ Reports. On or before ninety (90) days after the end of each fiscal year of the Manager, the Manager shall deliver to Brand Holdings II, the Trustee, the Servicer and the Rating Agencies (i) a report of the Independent Accountants or the Back-Up Manager summarizing the findings of a set of agreed-upon procedures performed by the Independent Accountants or the Back-Up Manager with respect to compliance by the Quarterly Noteholders’ Statements for such fiscal year (or other period) with the standards set forth in ARTICLE II with respect to such fiscal year (or other) period, and (ii) a report of the Independent Accountants or the Back-Up Manager to the effect that such firm has examined the assertion of the Manager’s management as to its compliance with its management requirements for such fiscal year (or other period), and that (A) in the case of the Independent Accountants, such examination was made in accordance with standards established by the American Institute of Certified Public Accountants and (B) except as described in the report, management’s assertion is fairly stated in all material respects. In the case of the Independent Accountants, the report will also indicate that the firm is independent of the Manager within the meaning of the Code of Professional Ethics of the American Institute of Certified Public Accountants. The reports delivered pursuant to this Section 3.3 shall not be required to be delivered to Noteholders or posted to the Trustee’s password-protected website if the Independent Accounts have not received any engagement letter generally recommended or required in accordance with standards established by the American Institute of Certified Public Accountants.

ARTICLE IV

The Manager

Section 4.1 Representations and Warranties Concerning the Manager. The Manager represents and warrants to Brand Holdings II and the other Securitization Entities, and the Trustee, as of each Series Closing Date (except if otherwise expressly noted), as follows:

(a) Organization and Good Standing. The Manager (i) is a corporation, duly formed and organized, validly existing and in good standing under the laws of the State of Delaware, (ii) is duly qualified to do business as a foreign corporation and in good standing under the laws of each jurisdiction in which it is required to be qualified, except to the extent that the failure to so qualify is not reasonably likely to result in a Material Adverse Effect and (iii) has the power and authority to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted and to perform its obligations under this Agreement.

(b) Power and Authority; No Conflicts. The execution and delivery by the Manager of this Agreement and its performance of, and compliance with, the terms hereof are within the power of the Manager and have been duly authorized by all necessary corporate action on the part of the Manager. Neither the execution and delivery of this Agreement, nor the consummation of the transactions herein contemplated to be consummated by the Manager, nor compliance with the provisions hereof, will conflict with or result in a breach of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under (i) any order of any Governmental Authority or any of the provisions of any Requirement of Law binding on the Manager or its properties, except to the extent that such conflict, breach or default would not result in a Material Adverse Effect, (ii) the Iconix Charter Documents or (iii) any of the provisions of any indenture, mortgage, lease, contract or other instrument to which the Manager is a party or by which it or its property is bound or result in the creation or imposition of any Lien (other than a Lien created under the Related Documents) upon any of its property pursuant to the terms of any such indenture, mortgage, leases, contract or other instrument except to the extent such default, creation or imposition would not result in a Material Adverse Effect.

(c) Consents. The Manager is not required to obtain the consent of any party or the consent, license, approval or authorization of, or file any registration or declaration with, any Governmental Authority in connection with the execution, delivery or performance by the Manager of this Agreement, or the validity or enforceability of this Agreement against the Manager.

(d) Due Execution and Delivery. This Agreement has been duly executed and delivered by the Manager and constitutes a legal, valid and binding instrument enforceable against the Manager in accordance with its terms (subject to applicable insolvency laws and to general principles of equity).

(e) No Litigation. There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Manager, threatened against or affecting the Manager, before or by any Governmental Authority having jurisdiction over the Manager or any of its properties or with respect to any of the transactions contemplated by this Agreement (i) asserting the illegality, invalidity or unenforceability, or seeking any determination or ruling that would affect the legality, binding effect, validity or enforceability of this Agreement, or (ii) which could reasonably be expected to have a Material Adverse Effect. The Manager is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f) Due Qualification. The Manager has obtained or made all licenses, registrations, consents, approvals, waivers and notifications of creditors, lessors and other Persons, in each case, in connection with the execution and delivery of this Agreement by the Manager, and the consummation by the Manager of all the transactions herein contemplated to be consummated by the Manager and the performance of its obligations hereunder, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(g) No Default. The Manager is not in default under any agreement, contract, instrument or indenture to which the Manager is a party or by which it or its properties is or are bound, or with respect to any order of any Governmental Authority, which would have a Material Adverse Effect; and no event has occurred which with notice or lapse of time or both would constitute such a default with respect to any such agreement, contract, instrument or indenture, or with respect to any such order of any Governmental Authority, which would have a Material Adverse Effect.

(h) Taxes. The Manager has filed or caused to be filed all federal tax returns and all state and other tax returns which, to its knowledge, are required to be filed. The Manager has paid or made adequate provisions for the payment of all taxes shown as due on such returns, and all assessments made against it or any of its property (other than any amount of tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Manager). The charges, accruals and reserves on the Manager’s books in respect of taxes are, in the Manager’s reasonable opinion, adequate.

(i) Accuracy of Information. As of the date thereof, the information contained in the final offering memorandum, dated November 16, 2012, relating to the Notes issued on the Closing Date, regarding (i) the Manager, (ii) the servicing of the Securitized Assets by the Manager and (iii) the description of this Agreement therein does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(j) No Material Adverse Change. Since December 31, 2011, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

(k) No ERISA Plan. Neither the Manager nor any corporation or any trade, business, organization or other entity (whether or not incorporated) that would be treated together with the Manager as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) of ERISA has established, maintains, contributes to, or has any liability in respect of (or has in the past six years established, maintained, contributed to, or had any liability in respect of) any Plan. The Manager is not a member of a Controlled Group which has any contingent liability with respect to any post-retirement welfare benefits under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Subtitle B of Title I of ERISA or other applicable continuation of coverage laws.

(l) Environmental Matters.

(i) The Manager (A) is, and for the past three years has been, in material compliance with any and all applicable foreign, federal, state and local laws and regulations, and directives of any Governmental Authority relating to the protection of human health and safety, natural resources, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (B) has received and will have in full force and effect all material permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its businesses (including, without limitation, the business of servicing the Securitized Assets) and (C) is in compliance with all terms and conditions of any such permit, license or approval.

(ii) There are no material costs or liabilities associated with Environmental Laws (including, without limitation, any capital operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties).

(m) No Manager Termination Event. No Manager Termination Event has occurred or is continuing, and, to the knowledge of the Manager, there is no event which, with notice or lapse of time, or both, would constitute a Manager Termination Event.

Section 4.2 Existence. The Manager shall keep in full effect its existence under the laws of the state of its incorporation, and maintain its rights and privileges necessary or desirable in the normal conduct of its business and the performance of its obligations hereunder, and will obtain and preserve its qualification to do business in each jurisdiction in which the failure to so qualify either individually or in the aggregate would be reasonably likely to have a Material Adverse Effect.

Section 4.3 Performance of Obligations.

(a) Punctual Performance. The Manager shall punctually perform and observe all of its obligations and agreements contained in this Agreement in accordance with the terms hereof and in accordance with the Management Standard.

(b) Limitations of Responsibility of the Manager. The Manager will have no responsibility under this Agreement other than to render the Services called for hereunder in good faith and consistent with the Management Standard.

(c) Right to Receive Instructions. In the event that the Manager is unable to decide between alternative courses of action, or is unsure as to the application of any provision of this Agreement or any other Related Document, or any such provision is, in the good faith judgment of the Manager, ambiguous as to its application, or is, or appears to be, in conflict with any other applicable provision, or in the event that this Agreement or any other Related Document permits any determination by the Manager or is silent or is incomplete as to the course of action which the Manager is required to take with respect to a particular set of facts, the Manager may give notice (in such form as shall be appropriate under the circumstances) to the Control Party requesting instructions in accordance with the Base Indenture and, to the extent that the Manager shall have acted or refrained from acting in good faith in accordance with any such instructions received from the Control Party, the Manager shall not be liable on account of such action or inaction to any Person; provided that the Control Party shall be under no obligation to provide any instruction if it is unable to decide between alternative courses of action. Subject to the Management Standard, if the Manager shall not have received appropriate instructions from the Control Party within ten days of such notice (or within such shorter period of time as may be specified in such notice) the Manager may, but shall be under no duty to, take or refrain from taking such action, not inconsistent with this Agreement or the Related Documents, as the Manager shall deem to be in the best interests of the Noteholders and the Securitization Entities. The Manager shall have no liability to any Secured Party, any Noteholder or the Controlling Class Representative for such action or inaction taken in reliance on the preceding sentence except for the Manager’s own willful misconduct or negligence.

(d) No Duties Except as Specified in this Agreement or in Instructions. The Manager shall not have any duty or obligation to manage, make any payment in respect of, register, record, sell, reinvest, dispose of, create, perfect or maintain title to, or any security interest in, or otherwise deal with the Collateral, to prepare or file any report or other document or to otherwise take or refrain from taking any action under, or in connection with, any document contemplated hereby to which the Manager is a party, except as expressly provided by the terms of this Agreement and consistent with the Management Standard, and no implied duties or obligations shall be read into this Agreement against the Manager. The Manager nevertheless agrees that it will, at its own cost and expense, promptly take all action as may be necessary to discharge any Liens on any part of the Securitized Assets which result from claims against the Manager personally that are not related to the ownership or administration of the Securitized Assets or the transactions contemplated by the Related Documents.

(e) No Action Except Under Specified Documents or Instructions. The Manager shall not manage, control, use, sell, reinvest, dispose of or otherwise deal with any part of the Collateral except in accordance with the powers granted to, and the authority conferred upon, the Manager pursuant to this Agreement.

(f) Limitations on the Manager’s Liability. Subject to the Management Standard, and except for any loss, liability, expense, damage or injury arising out of, or resulting from, (i) any breach or default by the Manager in the observance or performance of any of its agreements contained in this Agreement, (ii) the breach by the Manager of any representation or warranty made by it herein or (iii) acts or omissions constituting the Manager’s own willful misconduct, bad faith or negligence in the performance of its duties hereunder or otherwise, neither the Manager nor any of its Affiliates (other than the Securitization Entities), managers, officers, members or employees shall be liable to any Securitization Entity, the Servicer, the Control Party, the Back-Up Manager, the Noteholders or any other Person under any circumstances, including, without limitation:

(i) for any error of judgment made in good faith;

(ii) for any action taken or omitted to be taken by the Manager in good faith and in accordance with the Management Standard or in accordance with the instructions of the Control Party made in accordance herewith;

(iii) for any representation, warranty, covenant, agreement or indebtedness of any Securitization Entity under the Notes or any Related Document, or for any other liability or obligation of any Securitization Entity;

(iv) for or in respect of the validity or insufficiency of this Agreement or for the due execution hereof by any party hereto other than the Manager, or for the form, character, genuineness, sufficiency, value or validity of any part of the Collateral, or for or in respect of the validity or insufficiency of the Related Documents; and

(v) for any action or inaction of the Trustee or the Control Party, or for the performance of, or the supervision of the performance of, any obligation under this Agreement or any other Related Document that is required to be performed by the Trustee or the Control Party under this Agreement or any other Related Document.

(g) No Financial Liability. No provision of this Agreement (other than the last sentence of clause (d) above) shall require the Manager to expend or risk its funds or otherwise incur any financial liability in the performance of any of its rights or powers hereunder, if the Manager shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured or provided to it. Notwithstanding the foregoing, the Manager shall be obligated to perform its obligations hereunder, consistent with the Management Standard, notwithstanding the fact that the Manager is not entitled to be reimbursed for any of its expenses (other than indemnification payments made by Licensees) incurred in connection with its obligations hereunder.

(h) Reliance. The Manager may conclusively rely on, and shall be protected in acting or refraining from acting when doing so, in each case in accordance with any signature, instrument, notice, resolution, request, consent, order, certificate, report, opinion, bond or other document or paper believed by it to be genuine and believed by it to be signed by the proper party or parties. The Manager may accept a certified copy of a resolution of the board of directors or other governing body of any Person as conclusive evidence that such resolution has been duly adopted by such body and that the same is in full force and effect. As to any fact or matter the manner or ascertainment of which is not specifically prescribed herein, the Manager may for all purposes hereof rely on a certificate, signed by any Authorized Officer of the relevant party, as to such fact or matter, and such certificate shall constitute full protection to the Manager for any action taken or omitted to be taken by it in good faith in reliance thereon.

(i) Consultations with Third Parties; Advice of Counsel. In the exercise and performance of its duties and obligations hereunder or under any of the other Related Documents, the Manager (i) may act directly or through agents or attorneys pursuant to agreements entered into with any of them and (ii) may, at the expense of the Manager, consult with counsel, accountants and other professionals or experts selected and monitored by the Manager in good faith and in the absence of gross negligence, and the Manager shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other professionals or experts.

(j) Independent Contractor. In performing its obligations as manager hereunder the Manager acts solely as an independent contractor of the Securitization Entities. Nothing in this Agreement shall, or shall be deemed to, create or constitute any joint venture, partnership, employment or any other relationship between any of the Securitization Entities and the Manager other than the independent contractor contractual relationship established hereby. Nothing herein shall be deemed to vest in the Manager title or any ownership or property interest in or to the Securitized IP Assets. The Manager shall not be, nor shall be deemed to be, liable for any acts or obligations of the Securitization Entities, the Control Party or the Trustee (except as set forth in Section 4.3(f) hereof) and, without limiting the foregoing, the Manager shall not be liable under or in connection with the Notes. The Manager shall not be responsible for any amounts required to be paid by the Trustee under or pursuant to the Indenture.

Section 4.4 Merger; Resignation and Assignment.

(a) Preservation of Existence. The Manager shall not merge into any other Person or convey, transfer or lease all or substantially all of its assets; provided, however, that nothing contained in this Agreement shall be deemed to prevent (a) the merger into the Manager of another Person, (b) the consolidation of the Manager and another Person, (c) the merger of the Manager into another Person or (d) the sale of all or substantially all of the property or assets of the Manager to another Person, so long as (i) the surviving Person of the merger or the purchaser of the assets of the Manager shall continue to be engaged in the same line of business as the Manager and shall have the capacity to perform its obligations hereunder with at least the same degree of care, skill and diligence as measured by customary practices with which the Manager is required to perform such obligations hereunder and (ii) in the case of a merger or sale, the surviving Person of the merger or the purchaser of the assets of the Manager shall expressly assume all obligations of the Manager under this Agreement and expressly agree to be bound by all provisions applicable to the Manager under this Agreement in a supplement to this Agreement in form and substance reasonably satisfactory to the Control Party and the Trustee.

(b) Resignation. The Manager shall not resign from the rights, powers, obligations and duties hereby imposed on it with respect to the performance of the Services except (a) upon determination that (i) the performance of its duties hereunder is no longer permissible under applicable law and (ii) there is no reasonable action which the Manager could take to make the performance of its duties hereunder permissible under applicable law or (b) if the Manager is terminated as the Manager pursuant to Section 6.1(b). As to clause (a)(i) of this clause (b), any such determination permitting the resignation of the Manager shall be evidenced by an Opinion of Counsel to such effect delivered to the Trustee, the Servicer, the Back-Up Manager and Brand Holdings II. No such resignation shall become effective until a Successor Manager shall have assumed the responsibilities and obligations of the Manager in accordance with Section 6.1(b). The Trustee, the Servicer, the Back-Up Manager, Brand Holdings II and the Rating Agencies shall be notified of such resignation in writing by the Manager. From and after such effectiveness, the Successor Manager shall be, to the extent of the assignment, the “Manager” hereunder. Except as provided above in this Section 4.4(b), the Manager may not assign this Agreement or any of its rights, powers, duties or obligations hereunder.

(c) Termination of Duties. The duties and obligations of the Manager under this Agreement shall continue until such obligations shall have been terminated as provided in Section 4.4(b) or Section 6.1(b). Such duties and obligations shall survive the exercise by any of the Securitization Entities, the Trustee or the Control Party of any right or remedy under this Agreement, or the enforcement by any Securitization Entity, the Trustee, the Control Party or any Noteholder of any provision of the Indenture, the other Related Documents, the Notes or this Agreement.

Section 4.5 Taxes. The Manager shall file or cause to be filed all federal tax returns and all state and other tax returns which are required to be filed by the Manager. The Manager shall pay or make adequate provisions for the payment of all taxes shown as due on such returns, and all assessments made against it or any of its property (other than any amount of tax the validity of which is being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Manager). The charges, accruals and reserves on the Manager’s books in respect of taxes shall be, in the Manager’s reasonable opinion, adequate.

Section 4.6 Notice of Certain Events. On the determination of either the chief financial officer or the chief legal officer of the Manager regarding the occurrence of any of the following events: (a) a Manager Termination Event or (b) any litigation, arbitration or other proceeding pending before or by any court, administrative agency, arbitrator or governmental body having jurisdiction over the Manager or any of its properties either asserting the illegality, invalidity or unenforceability of any of the Related Documents, seeking any determination or ruling that would affect the legality, binding effect, validity or enforceability of any of the Related Documents or which could reasonably be expected to have a Material Adverse Effect, the Manager shall provide written notice to the Trustee, the Control Party, the Servicer, the Back-Up Manager, Brand Holdings II and the Rating Agencies of the same promptly and in any event within five (5) Business Days .

The Manager shall provide each Rating Agency three (3) Business Days’ prior written notice of the issuance of any additional debt by the Manager or any other Non-Securitization Entity.

Section 4.7 Capitalization. The Manager shall have sufficient capital to perform all of its obligations under this Agreement at all times from the Closing Date and until the Indenture has been terminated in accordance with the terms thereof.

Section 4.8 Maintenance of Separateness. The Manager covenants that, except as contemplated by the Related Documents:

(a) the books and records of each Securitization Entity will be maintained separately from those of the Manager and each of its Affiliates that is not a Securitization Entity;

(b) all financial statements of the Manager that are consolidated to include any Securitization Entity and that are distributed to any party will contain notes clearly stating that (i) all of such Securitization Entity’s assets are owned by such Securitization Entity and (ii) such Securitization Entity is a separate entity and has creditors who have received interests in the Securitization Entity’s assets; provided that the notes to the financial statement may address the Securitization Entities as a group, and not individually, if all the Securitization Entities in the group are consolidated through one subsidiary of the Manager.

(c) the Manager will observe (and will cause each of its Affiliates that is not a Securitization Entity to observe) limited liability company or corporate formalities in its dealing with any Securitization Entity;

(d) the Manager shall not (and shall not permit any of its Affiliates that is not a Securitization Entity to) commingle its funds with any funds of any Securitization Entity; provided that the foregoing shall not prohibit the Manager from holding funds of the Securitization Entity in its capacity as manager for such entity in a segregated account identified for such purpose;

(e) the Manager will (and shall cause each of its Affiliates that is not a Securitization Entity to) maintain arm’s length relationships with each Securitization Entity and each of the Manager and its Affiliates that are not Securitization Entities will be compensated at market rates for any services it renders or otherwise furnishes to such Securitization Entity;

(f) the Manager will not be, and will not hold itself out to be, responsible for the debts of any Securitization Entity or the decisions or actions in respect of the daily business and affairs of any Securitization Entity and the Manager will not permit any Securitization Entity to hold the Manager out to be responsible for the debts of such Securitization Entity or the decisions or actions in respect of the daily business and affairs of such Securitization Entity; and

(g) upon an officer of the Manager obtaining actual knowledge that any of the foregoing provisions in this Section 4.9 hereof has been breached or violated in any material respect, the Manager will take such actions as may be reasonable and appropriate under the circumstances to correct and remedy such breach or violation as soon as reasonably practicable under such circumstances.

Section 4.9 No ERISA Plan. Neither the Manager nor any corporation or any trade, business, organization or other entity (whether or not incorporated), that would be treated together with the Manager as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) of ERISA shall establish, maintain, contribute to, incur any obligation to contribute to, or incur any liability in respect of, any Plan that is subject to Title IV of ERISA.

ARTICLE V

Covenants as to Amending or Entering into New License Agreements

Section 5.1 Covenants Made in Respect of Amending or Entering into New License Agreements. The Manager shall not enter into, or cause any IP Holder to enter into, or amend or modify, any License Agreement unless such License Agreement (when executed or after giving effect to such amendment or modification):

(a) does not contain terms and conditions that are reasonably expected to result in (A) a material decrease in the amount of Retained Collections, taken as a whole, or (B) a material adverse change in the nature or quality of Retained Collections, taken as a whole;

(b) is the legal, valid and binding obligation of the parties thereto, has been fully and properly executed by the parties thereto and is enforceable against the parties thereto in accordance with its terms (except as such enforceability may be limited by bankruptcy or insolvency laws and by general principles of equity, regardless of whether such enforceability shall be considered in a proceeding in equity or at law);

(c) complies in all material respects with all applicable Requirements of Law;

(d) is not a New License Agreement with a Licensee that is, to the Manager’s knowledge, subject to any Event of Bankruptcy;

(e) has License Payments that are based upon sales royalties and that are payable at least quarterly; provided, however, that the Manager may permit the applicable Licensee to enter into License Agreements that provide for License Payments based upon sales royalties to be payable less frequently than quarterly if the aggregate License Payments based upon sales royalties from all such Securitized License Agreements that provide for payment of License Payments based upon sales royalties less frequently than quarterly are not reasonably anticipated to exceed 10% of total Retained Collections in the twelve-month period immediately following the commencement of any such License Agreement;

(f) contains no express contractual rights of set-off or express contractual defenses to obligations to make payment of any amounts payable by the Licensee under such License Agreement; provided that any such License Agreement may include contractual rights of set-off or contractual defenses to payment, so long as the License Payments under the Securitized License Agreements containing such rights of set-off and defenses to payment in any annual period are not reasonably expected to exceed 10% of total Retained Collections in the twelve-month period immediately following the commencement of any such License Agreement; and

(g) contains no restrictions on assignment that are reasonably expected to be materially more onerous on the Securitization Entity than the Securitized License Agreements executed prior to the Closing Date; provided, however, that the Manager may cause a Securitization Entity to enter into License Agreements that include such restrictions with the prior written consent of the Control Party, such consent not to be unreasonably withheld (it being agreed that in determining whether to so consent, the Control Party may assess whether such restrictions (together with other structural protections implemented by the Manager or such Securitization Entity and described in an Officer’s Certificate of such Securitization Entity delivered to the Control Party) will adversely affect the liquidation value of all Securitized License Agreements and the Securitized IP Assets); provided that the License Payments from such Securitized License Agreements for which consent is obtained are not reasonably anticipated to exceed 5% of total Retained Collections in the twelve-month period immediately following the commencement of any such License Agreement.

ARTICLE VI

Default

Section 6.1 Manager Termination Event.

(a) Manager Termination Events. Any of the following events or occurrences shall constitute a Manager Termination Event (a “Manager Termination Event“) under this Agreement, the assertion as to the occurrence of which may be made, and notice of which may be given, by either Brand Holdings II or the Trustee (acting at the direction of the Control Party):

(i) any failure by the Manager to remit to the Collection Account, any Base Indenture Account or any Series Account, within two (2) Business Days of its actual knowledge of its receipt thereof, any payments required to be deposited into the Collection Account, such Base Indenture Account or such Series Account received by it in respect of the Securitized Assets;

(ii) the Interest-Only DSCR for any Quarterly Payment Date is less than 1.20x and the Control Party reasonably determines that such decline in the Interest-Only DSCR is primarily attributable to acts or omissions of the Manager rather than factors affecting the Securitization Entities’ industry generally;

(iii) any failure by the Manager to provide (A) any required certificate or report set forth in Sections 4.1(a), (d) or (k) of the Base Indenture within three (3) Business Days of its due date or (B) any required certificate or report set forth in Section 4.1(c) of the Base Indenture when due;

(iv) a material default by the Manager in the due performance and observance of any provision of this Agreement or any other Related Document to which it is party and the continuation of such default uncured for a period of thirty (30) days after it has been notified thereof by any Securitization Entity or the Control Party, or otherwise obtained actual knowledge of such default; provided, however, that as long as the Manager is diligently attempting to cure such default, such cure period shall be extended by an additional period as may be required to cure such default, but in no event by more than an additional forty-five (45) days;

(v) any representation, warranty or statement of the Manager made in this Agreement or any other Related Document or in any certificate, report or other writing delivered pursuant thereto that is not qualified by materiality or the definition of “Material Adverse Effect” proves to be incorrect in any material respect, or any such representation, warranty or statement of the Manager that is qualified by materiality or the definition of “Material Adverse Effect” proves to be incorrect, in each case as of the time when the same was made or deemed to have been made or as of any other date specified in such document or agreement;

(vi) an Event of Bankruptcy with respect to the Manager shall have occurred;

(vii) a final non-appealable judgment or order for the payment of money is rendered against the Manager and such judgment or order is in an amount that, when aggregated with the amount of other unsatisfied final judgments or orders against the Manager exceeds $10.0 million (exclusive of any portion thereof which is insured) and is not paid or discharged within thirty (30) days;

(viii) payment of any Indebtedness of the Manager or payment of any Subsidiary Debt of a Significant Subsidiary, in each case, in a principal amount greater than $15.0 million is accelerated at any time following the occurrence of any event of default under the terms of such Indebtedness or such Subsidiary Debt and, in the case of such Subsidiary Debt, such accelerated Subsidiary Debt is not satisfied or acceleration is not otherwise waived within two (2) Business Days; or

(ix) this Agreement or a material portion thereof ceases to be in full force and effect or enforceable in accordance with its terms (other than in accordance with the express termination provisions thereof), or the Manager asserts as much in writing.

(b) Remedies. Upon the occurrence and continuance of any Manager Termination Event, subject to the limitations set forth in the Indenture, (i) the Control Party, acting at the direction of the Controlling Class Representative, may waive such Manager Termination Event or (ii) Brand Holdings II or the Control Party, acting at the direction of the Controlling Class Representative, may, by written direction to the Trustee (with copies to the Manager, the Back-Up Manager and the Rating Agencies and to whichever of Brand Holdings II and the Control Party has not provided such notice) (provided that no such notice shall be required following the occurrence of a Manager Termination Event described in Section 6.1(a)(vi), for which termination shall be automatic), direct the Trustee to terminate all of the rights, powers, duties, obligations and responsibilities of the Manager under this Agreement, including, without limitation, all rights of the Manager to receive all or a portion of the management compensation provided for in Section 2.7, other than to the extent accrued prior to such termination and not previously paid. Upon any termination or the giving of the notice referred to in the preceding sentence, the Manager shall promptly notify Brand Holdings II, the Trustee, the Servicer and the Back-Up Manager of such notice and the rights, powers, duties, obligations and responsibilities of the Manager under this Agreement to the extent specified in such notice, whether with respect to the Securitized Assets, the Collection Account, any Monthly Management Fee, Supplemental Management Fee (other than to the extent accrued prior to such termination and not previously paid) or otherwise shall vest in and be assumed by any Successor Manager appointed by the Control Party. No termination or resignation of the Manager shall become effective until a Successor Manager whose appointment has been directed and approved by the Control Party (acting at the direction of the Controlling Class Representative) shall have assumed the rights, powers, duties, obligations and responsibilities of the Manager. The Manager shall cooperate with the Successor Manager to facilitate such transition, shall execute and deliver any instrument as shall reasonably be necessary for such transition, and shall use best efforts to promptly assign and transfer to the Successor Manager all books and records, property, money and other assets held by such Manager hereunder; provided, however, that the Manager shall have access, during normal business hours and upon reasonable notice, to all books and records that the Manager reasonably believes would be necessary or desirable for the Manager in connection with the preparation of any tax or other governmental reports and filings and other uses.

(c) From and during the continuation of a Manager Termination Event where the rights and powers of the Manager have been terminated, each Securitization Entity and the Trustee (at the direction of the Control Party) are hereby irrevocably authorized and empowered to execute and deliver, on behalf of the Manager, as attorney in fact or otherwise, all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate, to effect such vesting and assumption.

Section 6.2 Disentanglement.

(a) Obligations. The Manager is required to cooperate with the Back-Up Manager in the performance of the Back-up Manager’s Cold Back-Up Management Duties and Warm Back-Up Management Duties. Upon termination of the Manager following a Manager Termination Event, the Manager shall (i) cooperate with the Back-Up Manager in the conduct of the Hot Back-Up Management Duties and the implementation of the Transition Plan until a Successor Manager is identified and (ii) accomplish a complete transition to the Successor Manager, without interruption or adverse impact on the provision of the Services (the “Disentanglement”). Thereafter, the Manager shall cooperate fully with the Successor Manager and otherwise promptly take all actions required to assist in effecting a complete Disentanglement and shall follow any directions that may be provided by the Control Party or the Back-Up Manager. The Manager shall provide all information and assistance regarding the terminated Services required for Disentanglement, including data conversion and migration, interface specifications and related professional services. The Manager shall provide for the prompt and orderly conclusion of all work as the Servicer and the Back-Up Manager may direct, including completion or partial completion of projects, documentation of all work in progress, and other measures to assure an orderly transition to the Successor Manager. All services relating to Disentanglement (“Disentanglement Services”), including all reasonable training for personnel of the Back-Up Manager, the Successor Manager or the Successor Manager’s designated alternate service provider in the performance of the Services, shall be deemed a part of the Services to be performed by the Manager. The Manager will use commercially reasonable efforts to utilize existing resources to perform the Disentanglement Services.

(b) Charges for Disentanglement Services. So long as the Manager continues to provide the Services (whether or not the Manager has been terminated as Manager) during the Disentanglement Period, the Manager shall continue to be paid its compensation set forth in Section 2.7. Upon the Successor Manager’s assumption of the obligation to perform all Services hereunder, the Manager shall be entitled to reimbursement of its actual costs for the provision of any Disentanglement Services.

(c) Duration of Disentanglement Obligations. The Manager’s obligation to provide Disentanglement Services will continue during the period (the “Disentanglement Period”) commencing on the date that a Manager Termination Event occurs and ending on the date on which the Successor Manager or the re-engaged Manager shall assume all of the obligations of the Manager hereunder.

(d) Confidential Information. The Manager will comply with the terms of ARTICLE VII relating to the return and destruction of Confidential Information.

Section 6.3 No Effect on Other Parties. Upon any termination of the rights and powers of the Manager from time to time pursuant to Section 6.1, or a resignation pursuant to Section 4.4(b), upon any appointment of a Successor Manager, all the rights, powers, duties, obligations and responsibilities of the Securitization Entities, the Control Party or the Trustee under this Agreement, the Indenture and the other Related Documents shall remain unaffected by such termination or appointment and shall remain in full force and effect thereafter, except as otherwise expressly provided in this Agreement or in the Indenture.

Section 6.4 Rights Cumulative. All rights and remedies from time to time conferred upon or reserved to the Securitization Entities, the Trustee, the Servicer, the Control Party, the Back-Up Manager or the Noteholders or to any or all of the foregoing are cumulative, and none is intended to be exclusive of another or any other right or remedy which they may have at law or in equity. Except as otherwise expressly provided herein, no delay or omission in insisting upon the strict observance or performance of any provision of this Agreement, or in exercising any right or remedy, shall be construed as a waiver or relinquishment of such provision, nor shall it impair such right or remedy. Every right and remedy may be exercised from time to time and as often as deemed expedient.

ARTICLE VII

Confidentiality

Section 7.1 Confidentiality.

(a) The parties hereto acknowledge that during the term of this Agreement each party may receive Confidential Information from another party hereto. Each party agrees to maintain the Confidential Information in the strictest of confidence and will not, at any time, use, disseminate or disclose any Confidential Information to any person or entity other than those of its employees or representatives who have a “need to know”, who have been apprised of this restriction. Recipient shall be liable for any breach of this Section 7.1(a) by any of its employees or representatives and shall immediately notify Discloser in the event of any loss or disclosure of any Confidential Information of Discloser. Upon termination of this Agreement, Recipient will return to Discloser, or at Discloser’s request, destroy, all documents and records in its possession containing the Confidential Information of Discloser. Confidential Information shall not include information that: (i) is already known to Recipient without restriction on use or disclosure prior to receipt of such information from Discloser; (ii) is or becomes part of the public domain other than by breach of this Agreement by, or other wrongful act of, Recipient; (iii) is developed by Recipient independently of and without reference to any Confidential Information; (iv) is received by Recipient from a third party who is not under any obligation to Discloser to maintain the confidentiality of such information; or (v) is required to be disclosed by applicable law, statute, rule, regulation, subpoena, court order or legal process; provided that Recipient shall promptly inform the Discloser of any such requirement and cooperate with any attempt by the Discloser to obtain a protective order or other similar treatment. It shall be the obligation of Recipient to prove that such an exception to the definition of Confidential Information exists.

(b) Notwithstanding anything to the contrary contained in Section 7.1(a), the Securitization Entities, the Trustee, the Servicer, the Back-Up Manager or the Noteholders may use, disseminate or disclose any Confidential Information (i) to any person or entity in connection with the enforcement of rights of the Securitization Entities, the Trustee, the Servicer, the Back-Up Manager or the Noteholders under the Indenture or the Related Documents or (ii) to those persons or entities as is necessary for the Trustee’s performance of its duties pursuant to and in accordance with the Indenture and the Related Documents; provided, however, that prior to disclosing any such Confidential Information:

(i) to any such person or entity other than in connection with any judicial or regulatory proceeding, such person or entity shall agree in writing to maintain such Confidential Information in a manner at least as protective of the Confidential Information as the terms of Section 7.1(a); or

(ii) to any such person or entity in connection with any judicial or regulatory proceeding, the Recipient will (x) promptly notify Discloser of each such requirement and identify the documents so required thereby, so that Discloser may seek an appropriate protective order or similar treatment and/or waive compliance with the provisions of this Agreement; (y) use reasonable efforts to assist Discloser in obtaining such protective order or other similar treatment protecting such Confidential Information prior to any such disclosure; and (z) consult with Discloser on the advisability of taking legally available steps to resist or narrow the scope of such requirement. If, in the absence of such a protective order or similar treatment, the Recipient is nonetheless required by mandatory applicable law to disclose any part of Discloser’s Confidential Information which is disclosed to it under this Agreement, the Recipient may disclose such Confidential Information without liability under this Agreement, except that the Recipient will furnish only that portion of the Confidential Information which is legally required.

ARTICLE VIII

Miscellaneous Provisions

Section 8.1 Term of this Agreement. The respective duties and obligations of the Manager and the Securitization Entities created by this Agreement shall terminate upon the final payment or other liquidation of the last outstanding Securitized Asset included in the Collateral or, as long as no Notes are Outstanding and the Indenture has been satisfied and discharged pursuant to Article XII of the Base Indenture, upon written agreement by the parties to this Agreement. Upon termination of this Agreement pursuant to this Section 8.1, the Manager shall pay over to the applicable Securitization Entity or any other Person entitled thereto all proceeds of the Securitized Assets held by the Manager. The provisions of Section 2.8 shall survive termination of this Agreement.

Section 8.2 Amendments to this Agreement.

(a) This Agreement may be amended from time to time in writing by the parties to this Agreement; provided that (i) any amendment that could reasonably materially adversely affect the interest of the Noteholders shall require the consent of the Control Party, which consent shall not be unreasonably withheld, and (ii) with the consent of the Control Party, a Securitization Entity may be withdrawn from this Agreement if the Equity Interests of such Securitization Entity are foreclosed upon in the exercise of remedies upon an Event of Default. Notwithstanding the foregoing, no consent of the Control Party shall be required:

(i) to correct or amplify the description of any required activities of the Manager;

(ii) to add to the duties or covenants of the Manager for the benefit of any Noteholders or any other Secured Parties, or to add provisions to this Agreement so long as such action does not materially adversely affect the interests of the Noteholders;

(iii) to correct any manifest error or to cure any ambiguity, defect or provision that may be inconsistent with the terms of the Indenture or any other Related Document, or to correct or supplement any provision herein that may be inconsistent with the terms of the Indenture or any offering memorandum;

(iv) to evidence the succession of another Person to any party to this Agreement;

(v) to add Additional Securitization Entities as parties to this Agreement pursuant to the execution of Exhibit A; or

(vi) to comply with Requirements of Law.

(b) Promptly after the execution of any amendment to this Agreement, the Manager shall send to the Trustee, the Servicer and the Back-Up Manager a conformed copy of such amendment.

(c) Any amendment or modification effected contrary to the provisions of this Section 8.2 shall be null and void.

Section 8.3 Amendments to other Agreements. The Co-Issuers and the Trustee agree not to amend the Indenture or the Related Documents without the Manager’s consent if such amendment (as evidenced by an Officer’s Certificate of the Co-Issuers) would materially increase the Manager’s obligations or liabilities, or materially decrease the Manager’s rights or remedies under this Agreement, the Indenture or any other Related Document.

Section 8.4 Acknowledgement. Without limiting the foregoing, the Manager hereby acknowledges that, on the date hereof, the Securitization Entities will pledge to the Trustee under the Indenture, all of such Securitization Entities’ right and title to, and interest in, this Agreement and the Collateral; and such pledge includes all of such Securitization Entities’ rights, remedies, powers and privileges, and all claims of such Securitization Entities against the Manager, under or with respect to this Agreement (whether arising pursuant to the terms of this Agreement or otherwise available at law or in equity), including (i) the rights of such Securitization Entities and the obligations of the Manager hereunder and (ii) the right, at any time, to give or withhold consents, requests, notices, directions, approvals, demands, extensions or waivers under or with respect to this Agreement or the obligations in respect of the Manager hereunder to the same extent as such Securitization Entities may do. The Manager hereby consents to such pledge described above, acknowledges and agrees that the Trustee and its assigns and the Control Party, shall be third-party beneficiaries of the rights of such Securitization Entities arising hereunder and agrees that the Trustee or the Control Party may enforce the provisions of this Agreement, exercise the rights of such Securitization Entities and enforce the obligations of the Manager hereunder without the consent of the such Securitization Entities.

Section 8.5 Governing Law; Waiver of Jury Trial; Jurisdiction.

(a) This Agreement shall be construed in accordance with and governed by the laws of the State of New York without regard to conflicts of law principles (other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York).

(b) The parties hereto each hereby waive any right to have a jury participate in resolving any dispute, whether in contract, tort or otherwise, arising out of, connected with, relating to or incidental to the transactions contemplated by this Agreement.

(c) The parties hereto each hereby irrevocably submit (to the fullest extent permitted by applicable law) to the non-exclusive jurisdiction of any New York state or federal court sitting in the borough of Manhattan, New York City, State of New York, over any action or proceeding arising out of or relating to this Agreement or any related documents and the parties hereto hereby irrevocably agree that all claims in respect of such action or proceeding shall be heard and determined in such New York state or federal court. The parties hereto each hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection each may now or hereafter have, to remove any such action or proceeding, once commenced, to another court on the grounds of forum non conveniens or otherwise.

Section 8.6 Notices. All notices, requests or other communications desired or required to be given under this Agreement shall be in writing and shall be sent by (a) certified or registered mail, return receipt requested, postage prepaid, (b) national prepaid overnight delivery service, (c) telecopy or other facsimile transmission (following with hard copies to be sent by national prepaid overnight delivery service) or (d) personal delivery with receipt acknowledged in writing, to the address set forth in the Base Indenture. Any party hereto may change its address for notices hereunder by giving notice of such change to the other parties hereto, with a copy to the Control Party. Any change of address of a Noteholder shown on a Note Register shall, after the date of such change, be effective to change the address for such Noteholder hereunder. All notices and demands shall be deemed to have been given either at the time of the delivery thereof to any officer or manager of the Person entitled to receive such notices and demands at the address of such Person for notices hereunder, or on the third day after the mailing thereof to such address, as the case may be.

Section 8.7 Severability of Provisions. If one or more of the provisions of this Agreement shall be for any reason whatever held invalid or unenforceable, such provisions shall be deemed severable from the remaining covenants, agreements and provisions of this Agreement and such invalidity or unenforceability shall in no way affect the validity or enforceability of such remaining provisions, or the rights of any parties hereto. To the extent permitted by law, the parties hereto waive any provision of law which renders any provision of this Agreement invalid or unenforceable in any respect.

Section 8.8 Delivery Dates. If the due date of any notice, certificate or report required to be delivered by the Manager hereunder falls on a day that is not a Business Day, the due date for such notice, certificate or report shall be automatically extended to the next succeeding day that is a Business Day.

Section 8.9 Binding Effect; Limited Rights of Others. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto. Except as provided in the preceding sentence and except for the rights of the third party beneficiaries described in Section 8.4, nothing in this Agreement expressed or implied, shall be construed to give any Person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, agreements, representations or provisions contained herein.

Section 8.10 Article and Section Headings. The Article and Section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

Section 8.11 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Management Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

ICONIX BRAND GROUP, INC.
as Manager and in its individual capacity

By:	/s/ Neil Cole
Name: Neil Cole
Title: President and CEO

ICON DE INTERMEDIATE HOLDINGS LLC

By:	/s/ Warren Clamen
Name: Warren Clamen
Title: Vice President and Treasurer

ICON BRAND HOLDINGS LLC

By:	/s/ Warren Clamen
Name: Warren Clamen
Title: Vice President and Treasurer

ICON DE HOLDINGS LLC

By:	/s/ Warren Clamen
Name: Warren Clamen
Title: Vice President and Treasurer

ICON NY HOLDINGS LLC

By:	/s/ Warren Clamen
Name: Warren Clamen
Title: Vice President and Treasurer

Signature Page to Iconix Management Agreement

CITIBANK, N.A., not in its individual capacity but solely as Trustee

By:	/s/ Jacqueline Suarez
Name: Jacqueline Suarez
Title: Vice President

Signature Page to Iconix Management Agreement

EXHIBIT A

JOINDER AGREEMENT

This Joinder Agreement (this “Agreement”), dated as of [insert date], among [insert name] (the “Additional Securitization Entity”), Iconix Brand Group, Inc., a Delaware corporation (the “Manager”), and Citibank, N.A., a national banking association, as trustee (the “Trustee”).

Section 1. Reference to Management Agreement; Definitions. Reference is made to the Management Agreement, dated as of November 29, 2012, as now in effect (the “Management Agreement”), among Icon DE Intermediate Holdings LLC, a Delaware limited liability company (“Brand Holdings I”), Icon Brand Holdings LLC, a Delaware limited liability company (“Brand Holdings II”), Icon DE Holdings LLC, a Delaware limited liability company (“IP Holder I”), Icon NY Holdings LLC, a Delaware limited liability company (“IP Holder II” and, together with Brand Holdings I, Brand Holdings II and IP Holder I, the “Co-Issuers”), Iconix Brand Group, Inc., as the Manager and in its individual capacity, and the Trustee. For all purposes of this Agreement, capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed thereto in Annex A to the Base Indenture dated as of November 29, 2012, as now in effect (the “Base Indenture”), among the Co-Issuers and Citibank, N.A., a national banking association, as Trustee and securities intermediary.

Section 2. Joinder. Effective as of the date on which all the conditions in Section 3 below are satisfied (the “Joinder Date”), the Additional Securitization Entity joins in and becomes party (as fully as if the Additional Securitization Entity had been an original signatory thereto) to the Management Agreement as a party thereunder for all purposes thereof.

Section 3. Conditions. The effectiveness of the joinder in Section 2 above shall be subject to the satisfaction of the following conditions on or prior to the Joinder Date:

(a) Proper Proceedings. This Agreement shall have been authorized by all necessary corporate or other proceedings. All necessary consents, approvals and authorizations of any governmental or administrative agency or any other Person of any of the transactions contemplated hereby shall have been obtained and shall be in full force and effect.

(b) General. All legal and corporate proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Control Party and the Control Party shall have received copies of all documents, including certified copies of the formation documents of the Additional Securitization Entity, records of limited liability company or corporate proceedings, certificates as to signatures and incumbency of officers and opinions of counsel, which the Control Party may have reasonably requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities.

Section 4. Further Assurances. The Additional Securitization Entity will, upon the request of the Control Party from time to time, execute, acknowledge and deliver, and file and record, all such instruments, and take all such action, as the Control Party may reasonably request to carry out the intent and purpose of this Agreement and any other Related Document.

Exhibit A

Section 5. Notices. Any notice or other communication to the Additional Securitization Entity in connection with this Agreement or any other Related Document shall be deemed to be delivered if in writing and addressed to:

[Insert Address]

Section 6. General. This Agreement, the Management Agreement and the other Related Documents constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior and current understandings and agreements, whether written or oral. Except to the extent specifically supplemented hereby, the provisions of the Related Documents shall remain unmodified. The Management Agreement and the Related Documents, each as supplemented hereby, are each confirmed as being in full force and effect. This Agreement shall constitute a Related Document. This Agreement may be executed in any number of counterparts, which together shall constitute one instrument, and shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, including as such successors and assigns all holders of any obligations evidenced by the Notes. This Agreement shall be construed in accordance with and governed by the laws of the State of New York without regard to conflicts of law principles (other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York).

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Exhibit A

Each of the parties has executed this Agreement under seal by a duly authorized officer as of the date first written above.

[NAME OF ADDITIONAL SECURITIZATION ENTITY]

By:
Name:
Title:

ICONIX BRAND GROUP INC., as Manager

By:
Name:
Title:

CITIBANK, N.A., not in its individual capacity but solely as Trustee

By:
Name:
Title:

EXHIBIT B

POWER OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS, that [Icon DE Intermediate Holdings LLC][Icon Brand Holdings LLC][Icon NY Holdings LLC], a Delaware limited liability company, ([“Brand Holdings I”][“Brand Holdings II”][“IP Holder I”][“IP Holder II”]), hereby appoints Iconix Brand Group, Inc., a Delaware corporation, and any and all officers thereof as its true and lawful attorney-in-fact, with full power of substitution, in connection with the services ascribed below with respect to the Securitized IP Assets (as such terms are defined or incorporated by reference into the Management Agreement, dated as of November 29, 2012, by and among Icon DE Intermediate Holdings LLC, a Delaware limited liability company (“Brand Holdings I”), Icon Brand Holdings LLC, a Delaware limited liability company (“Brand Holdings II”), Icon DE Holdings, a Delaware limited liability company (“IP Holder I”), Icon NY Holdings, a Delaware limited liability company (“IP Holder II” and together with Brand Holdings I, Brand Holdings II and IP Holder I, the “Co-Issuers”), and any other Securitization Entity that becomes party to thereto by execution of a joinder (the “Management Agreement”)), with full irrevocable power and authority in the place of [Brand Holdings I][Brand Holdings II][IP Holder I][IP Holder II] and in the name of [Brand Holdings I][ Brand Holdings II][IP Holder I][IP Holder II] or in its own name as nominee for [Brand Holdings I][ Brand Holdings II][IP Holder I][IP Holder II], to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the foregoing, subject to the Management Agreement, including, without limitation, the full power to:

(i) sign its name upon all filings and to do all things necessary to maintain and register the Securitized Trademarks with the PTO, any state trademark registry and/or any applicable foreign intellectual property office;

(ii) sign its name upon all filings and to do all things necessary to maintain and prosecute Patents among the Securitized IP Assets with the PTO and with [the Canadian intellectual property office];

(iii) sign its name upon all filings and to do all things necessary to maintain, register and renew the Copyrights among the Securitized IP Assets with the United States Copyright Office and with [the Canadian intellectual property office];

(iv) sign its name upon all filings and to do all things necessary to maintain, register and renew domain names among the Securitized IP Assets;

(v) perform such functions and duties, and prepare and file such documents, as are required under the Base Indenture (as defined in the Management Agreement) to be performed, prepared and/or filed by [Brand Holdings I][ Brand Holdings II][IP Holder I][IP Holder II], including: (i) executing and recording such financing statements (including continuation statements) or amendments thereof or supplements thereto or other instruments as the Trustee and the Co-Issuers may from time to time reasonably request in order to perfect and maintain the security interests in the Securitized IP Assets granted by [Brand Holdings I][ Brand

Exhibit B

Holdings II][IP Holder I][IP Holder II] to the Trustee (as defined in the Management Agreement) under the Related Documents (as defined in the Management Agreement) in accordance with the UCC (as defined in the Management Agreement); and (ii) executing grants of security interests or any similar instruments required under the Related Documents to evidence such security interests in the Securitized IP Assets and recording such grants or other instruments with the relevant authority including the U.S. Patent and Trademark Office, the U.S. Copyright Office or [the Canadian intellectual property office];

(vi) take such actions on behalf of [Brand Holdings I][ Brand Holdings II][IP Holder I][IP Holder II] that are expressly required by the terms, provisions and purposes of the License Agreements; or cause the preparation by other appropriate persons, of all documents, certificates and other filings as [Brand Holdings I][Brand Holdings II][IP Holder I][IP Holder II] shall be required to prepare and/or file under the terms of the License Agreements; and

(vii) pay or arrange for payment or discharge taxes and liens levied or placed on or threatened against the Securitized IP Assets.

This Power of Attorney is governed by the laws of the State of New York applicable to powers of attorney made and to be exercised wholly within such State.

Dated: This [                                        ]

[ ]

By:
Name:
Title:

Exhibit B

STATE OF NEW YORK	)
	:	ss.:
COUNTY OF NEW YORK	)

On the [                    ], before me the undersigned, personally appeared                                     , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public